Exhibit 99.1

Monroe Capital Corporation Expands Its Syndicated Credit Facility to $55 Million

CHICAGO, Ill., November 12, 2012 – Monroe Capital Corporation (the “Company”) (NASDAQ: MRCC) today announced that loan commitments on its syndicated credit facility led by ING Capital LLC have increased by $30 million to $55 million, and that four new lenders have joined the facility. According to Theodore L. Koenig, President and Chief Executive Officer of the Company, “We are very pleased that we could upsize our credit facility so quickly after our initial public offering. We look forward to continuing to create value for our shareholders.”

ABOUT MONROE CAPITAL CORPORATION

The Company is a newly-organized, externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended, and as a regulated investment company (RIC) for tax purposes. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation through investments in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a private investment firm providing senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. To learn more about Monroe Capital LLC, visit www.monroecap.com.

ABOUT ING CAPITAL LLC

ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, which is part of the global financial services company ING Group. ING Bank NV has 67,000 employees serving its clients through its extensive global network in the world’s major financial services markets. ING Capital has built a leading position in corporate lending. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the Investment Industry, including BDCs.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:         Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Kelly Holman
BackBay Communications
(212) 209-3844
Email: kelly.holman@backbaycommunications.com

ING Deal Contact:	Patrick Frisch
Managing Director
(646) 424-6912
Email: patrick.frisch@americas.ing.com